Exhibit 99.2

FOR IMMEDIATE RELEASE:
For Media Inquiries:	Brad E. Schwartz, executive vice president, COO & CFO
(757) 389-5111

Monarch Financial Successfully Raises Additional Capital

CHESAPEAKE, Va., June 10, 2008 – Monarch Financial Holdings, Inc. (NASDAQ:MNRK), parent of Monarch Bank, announced that effective on June 6, 2008, it successfully raised $5.1 Million in additional equity capital to support growth through the sale of 543,459 shares of common stock. Members of the corporate board of directors and senior management purchased 69,802 shares at $9.90 per share, the closing price of the Company’s common stock on June 6, 2008, which, in accordance with NASDAQ guidelines on purchases by company insiders, is considered to be the market value of purchased shares. Accredited investors purchased 473,657 shares at $9.25 per share, a discount to current market price to reflect the restrictions placed on the newly issued shares. Monarch sold the private placement to twenty-six local investors, board members, and members of management.

Commenting on the announcement, Brad E. Schwartz, Chief Operating and Financial Officer stated: “We are pleased with the success of this equity offering. The investors who participated clearly recognize the significant prospects for the future of our Company and the strength of our management team that will lead us in the years ahead. Unlike many other banking companies that needed to sell capital due to loan losses and poor asset quality, we raised this capital to support growth and maintain our already strong balance sheet”. Monarch Financial Holdings and Monarch Bank are recognized as “Well Capitalized” by banking regulators, the highest capital rating available.

The Company agreed to pay to the placement agent for the private placement a commission of $190,000. The net proceeds of the Offering, after deducting commissions and expenses, will be approximately $4.8 million.

The newly issued stock was exempt from the registration requirements of the Securities Act of 1933 and is subject to substantial restrictions as to transferability until such time as it becomes registered. The proceeds from the sale of the shares will be used by the Company for working capital and general corporate purposes, including supporting its growth initiatives. Monarch will rely on Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D, for the exemption from registration for the sale of such shares. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through fifty-two ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in BI Investments, LLC (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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